Exhibit 2.1

PURCHASE AGREEMENT

    THIS PURCHASE AGREEMENT is made as of the 26th day of February, 2008. by and between Swap-A-Debt, Inc., a Delaware corporation with its principal place of business at 1001 Brickell Bay Drive, Suite 1812 Miami, FL 33137 (the "Company") and Spider Investments, LLC, a Florida limited liability company.("Seller").

BACKGROUND.

    The Company desires to acquire from Seller, all right, title and interest in and to www.swapadebt.com, a person-to-person lending website ("Swapadebt"), in exchange for the issuance to Seller of 22,200,000 shares of Common Stock.

    The Company further desires to issue an additional 15,000,000 shares of Common Stock to Situation X, LLC, a Delaware limited liability company in connection with services rendered and to be rendered by Marco Garibaldi with respect to the business of Swapadebt.

AGREEMENT

    NOW, THEREFORE, in consideration of the premises and mutual covenants and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Purchase and Sale of Swapadebt. On February 26, 2008, after the effectiveness of a 1 for 20 reverse stock split of the Company's Common Stock and subject to the terms of this Agreement and in reliance on the representations and warranties of the Company, the Company shall purchase Swapadebt in exchange for the issuance to Seller and Situation X, LLC of 22,200,000 and 15,000,000 shares of Common Stock. respectively. The Company shall on such date deliver to Seller and Situation X, LLC certificates representing the full number of shares of Common Stock which is being issued to each of such persons.

        2.    Representations and Warranties of the Company. The Company represents and warrants that (a) it is a Delaware corporation duly organized, validly existing and in good standing, (b) it has the power and authority to own its properties and to carry on its business as now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary, (c) it has the power and authority to execute, deliver and perform this Recapitalization Agreement, (d) the execution, delivery and performance of this Purchase Agreement has been duly authorized by all requisite action taken by the Company; and (e) the execution, delivery and performance of this Purchase Agreement will not violate any organizational documents of the Company. The execution, delivery and performance of this Purchase Agreement will not violate any provision of law, any order of any court or other agency of 2.overnment, or any indenture, agreement or other instrument to which it is a party, or by which it is bound, or be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company.

        3.    Representations and Warranties of the Seller. (a) Seller represents and warrants to the Company that (i) Seller has the power and authority to execute, deliver and perform this Purchase Agreement and the execution, delivery and performance of this Purchase Agreement has been duly authorized by all requisite corporate or other action.taken by Seller, kii) Seller and Situation X, LLC will acquire all of the shares of the Company's Common Stock to be issued to Seller and Situation X, LLC under this Agreement for Seller's and Situation X, LLC's own account for investment and not with a view toward any resale or distribution thereof and (iii) the Company has made no representations to Seller or Situation X, LLC concerning the tax consequences to them or the Company as a result of the consummation of this Purchase Agreement.

        4.    Choice of Law. This Purchase Agreement shall be construed in accordance with and governed by the laws (excluding the conflict of laws rules), of the State of Delaware.

        5.    Entire Agreement. This Purchase Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof, including all correspondence between counsel for the parties and commitment letters.

        6.    Successors and Assigns. References in this Purchase Agreement to the parties hereto will be deemed to include their successors and permitted assigns and this Purchase Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

        7.    Counterparts. This Purchase Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

        8.    WAIVER OF JURY TRIAL. THE COMPANY AND THE SELLER WAIVE ANY RIGHTS EITHER MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS PURCHASE AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

    IN WITNESS WHEREOF, the parties, by persons duly authorized, have executed this Agreement as of the day above first written.

SWAP-A-DEBT, INC. By: /s/ Edward C. DeFeudis Edward C. DeFeudis SPIDER INVESTMENTS, LLC By: /s/ Edward C. DeFeudis Edward C. DeFeudis, Managing Member

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